UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2006
Date of Report (Date of earliest event reported)

SHEPARD INC.
(Exact name of registrant as specified in its charter)

Nevada	333-124632	Applied for
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

470 Granville Street, Suite 318 Vancouver, British Columbia, Canada	V6C 1V5
(Address of principal executive offices)	(Zip Code)

(604) 719-8129
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the "Board") of Shepard Inc. (the "Company") accepted the consent to act as director of the Company from Robert Harris (the "Appointment"), effective as of December 5, 2006.

From October 2003 to present, Mr. Harris has been self-employed in Vancouver, British Columbia, Canada as a management and administration consultant in the private business sector with an emphasis on corporate financial reporting.

From April 2001 to September 2003, Mr. Harris was a director and the secretary/treasurer of inCall Systems, Inc., a publicly traded company on the Over-the Counter Bulletin Board with a wholly owned operating subsidiary in Singapore that provided outsourced call center services and specialized in live online sales assistance for the Internet and digital media. Mr. Harris also acted as senior executive assistant to the chief executive officer of inCall Systems, coordinating and managing corporate presentations in addition to coordinating bookkeeping and audit teams in Vancouver and Singapore for quarterly reviews, audits and regulatory filings.

For twenty-five years, Mr. Harris was active in the music and recording industry, specializing in concert and event production, artist management and representation, and the production and marketing of recorded musical works. He also was active in the sports entertainment industry, specifically in connection with sports information technology used in Major League Baseball and PGA Golf.

Mr. Harris has obtained a certificate in "Organizing and Managing a Public Company" from the Securities Program, Faculty of Business Administration, Simon Fraser University Harbour Centre in Vancouver.

As a consequence of the Board's acceptance of the Appointment, the Board is now comprised of each of Messrs. Harris, Michael Eyre and Glen Macdonald. Each member of the Board, including Mr. Harris, shall be a member of the Company's Audit Committee, and due to the small size of the Company's Board of Directors, it is anticipated that each member of the Board, including Mr. Harris, will be a member of any other Committee of the Board of Directors that may be formed from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SHEPARD INC.
DATE: December 10, 2006	By: /s/ Robert Harris ___________________________________ Name: Robert Harris Title: Director

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